Exhibit 99.2

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES SECURED

CONVERTIBLE NOTES AND PREFERRED STOCK

ARE NO LONGER OUTSTANDING

FOOTHILL RANCH, CA, April 1, 2010 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, reported that its 3.76% Secured Convertible Notes due 2012 (the “Notes”) have been retired and its Series C Convertible Preferred Stock (the “Preferred Stock”) has been fully converted into Class A common stock of the Company.

In late March, a holder of the Notes, Preferred Stock and a portion of the Company’s Series E warrants (the “Holder”) converted approximately $4.7 million in principal amount of the Notes into 3,111,111 shares of the Company’s Class A common stock and 1,611 shares of Preferred Stock into 537,000 shares of the Company’s Class A common stock. The Holder also exercised Series E warrants into 625,000 shares of the Company’s Class A common stock, generating proceeds to the Company of $2.3 million. Lastly, the Company repurchased an insignificant remaining Note balance from another investor, resulting in the retirement in full of the Notes.

As an inducement to the Holder to undertake the conversion and exercise transactions, the Company provided the Holder with a $0.7 million cash payment, which will be reflected as a charge in the Company’s statement of operations in the first quarter of fiscal 2010. The Company will also incur a net non-cash interest charge of approximately $1.1 million in the first quarter of fiscal 2010 to write-off the remaining unamortized debt discount, deferred financing cost and accrued interest associated with the Notes.

Ed Thomas, chief executive officer of The Wet Seal, Inc., commented: “We are pleased to have retired the last of our outstanding Notes and Preferred Stock, which simplifies our balance sheet and eliminates several limitations previously placed on us by the Notes indenture, including restrictions on our ability to repurchase our common stock. While we have made no decisions regarding expansion of our recently completed stock repurchase program, the retirement of the Notes provides us the flexibility to do so.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 27, 2010, the Company operated a total of 501 stores in 47 states, the District of Columbia and Puerto Rico, including 422 Wet Seal stores and 79 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.